Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President,	Director, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

ROSS STORES REPORTS FOURTH QUARTER
AND FISCAL 2013 RESULTS,
RAISES QUARTERLY CASH DIVIDEND,
AND PROVIDES FIRST QUARTER AND FISCAL 2014 GUIDANCE

Dublin, California, February 27, 2014 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share of $1.02 for the 13 weeks ended February 1, 2014, versus $1.07 for the 14 weeks ended February 2, 2013. Net earnings for the 13 weeks ended February 1, 2014 totaled $218.0 million, versus net earnings for the 14 weeks ended February 2, 2013 of $236.6 million. Sales for the 13 weeks ended February 1, 2014 totaled $2.741 billion, compared to $2.761 billion for the 14 weeks ended February 2, 2013. Comparable store sales for the 13 weeks ended February 1, 2014 rose 2% over the 13 weeks ended February 2, 2013.

For the 52 weeks ended February 1, 2014, earnings per share grew to $3.88, up from $3.53 for the 53 weeks ended February 2, 2013. Net earnings for the 52 weeks ended February 1, 2014 totaled $837.3 million, compared to $786.8 million for the 53 weeks ended February 2, 2013. Sales for the 2013 fiscal year totaled $10.230 billion, with same store sales up 3% on top of a 6% gain in the prior year.

The 53rd week in fiscal 2012 added approximately $149 million in sales and about $.10 in earnings per share to both the fourth quarter and fiscal year.

Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “Our fourth quarter sales performed in line with our guidance, with earnings that were slightly better-than-expected primarily due to above-plan merchandise gross margin. Despite a very promotional retail environment throughout the holiday season, customers responded favorably to the compelling bargains we offered on a wide assortment of fresh and exciting name brand fashions and gifts. For the 2013 fourth quarter, operating margin was 12.7% versus 13.7% in last year’s fourth quarter which included an approximate 65 basis point benefit from the 53rd week.”

Mr. Balmuth continued, “For the 2013 fiscal year, our earnings per share rose a solid 13% on a 52 vs. 52 week basis. This growth is especially noteworthy considering it was on top of robust EPS increases of 20%, 24% and 31% in 2012, 2011 and 2010, respectively. In addition, fiscal 2013 operating margin remained at a record 13.1%, despite the estimated 20 basis point benefit from the 53rd week in 2012.”

Update on Stock Repurchase Program

Strong operating cash flows continue to provide the resources to make capital investments in new store growth and infrastructure, as well as fund the Company’s ongoing stock repurchase and dividend programs. A total of 8.2 million shares of common stock were repurchased during fiscal 2013, for an aggregate purchase price of $550 million under the two-year $1.1 billion program announced at the beginning of the year. We expect to complete the $550 million remaining under this authorization in 2014.

Declaration of Higher Quarterly Cash Dividend

The Company’s Board of Directors also recently approved an increase in the quarterly cash dividend to $.20 per share, up 18% on top of a 21% increase last year. This larger quarterly dividend will be payable on March 31, 2014 to stockholders of record as of March 10, 2014.

Mr. Balmuth noted, “The growth of our stock repurchase and dividend programs has been driven by the significant amount of cash our business generates after self-funding store expansion and other capital needs. We have repurchased stock as planned every year since 1993, and this is the 20th consecutive annual increase since initiating our quarterly cash dividend in 1994. This consistent record reflects our unwavering commitment to enhancing stockholder value and returns.”

Fiscal 2014 Guidance

Looking ahead, Mr. Balmuth said, “As we enter 2014, in addition to our own challenging multi-year sales and earnings comparisons, we also continue to face ongoing uncertainty in the macro-economic and retail climates. While we remain well-positioned as an off-price retailer, these likely headwinds have prompted us to stay somewhat cautious in our outlook.”

For the fiscal 2014 year ending January 31, 2015, the Company is forecasting same store sales to grow 1% to 2% and earnings per share of $4.05 to $4.21, up from $3.88 in fiscal 2013. For the 13 weeks ending May 3, 2014, comparable store sales are also projected to increase 1% to 2% with earnings per share forecast in the range of $1.11 to $1.15, up from $1.07 for the 13 weeks ended May 4, 2013.

The Company will host a conference call on Thursday, February 27, 2014 at 4:15 p.m. Eastern time to provide additional details concerning the fourth quarter and fiscal year 2013 results and management’s outlook and plans for fiscal 2014. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #19454269 until 8:00 p.m. Eastern time on March 6, 2014, as well as on the Company’s website.

Forward-Looking Statements:  This press release on our corporate website contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; impacts from the macro-economic environment and financial and credit markets that affect consumer disposable income and consumer confidence, including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geo-economic conditions; unseasonable weather trends; potential disruptions in supply chain or information systems; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand name merchandise at desirable discounts; attracting and retaining personnel with the retail talent necessary to execute our strategies; effectively operating and continually upgrading our various supply chain, core merchandising and other information systems; improving our merchandising and transaction processing capabilities and the reliability and security of our data communications systems through the implementation of new processes and systems enhancements; protect against security breaches, including cyber-attacks on our transaction processing and computer information systems, that could result in the theft, transfer or unauthorized disclosure of customer, credit card, employee or other private and valuable information that we collect and process in the ordinary course of our business, and avoid resulting damage to our reputation, loss of customer confidence, exposure to litigation and regulatory action, unanticipated costs and disruption of our operations; obtaining acceptable new store locations and improving new store sales and profitability, especially in newer regions and markets; adding capacity to our existing distribution centers and building out planned additional distribution centers timely and cost effectively; and achieving and maintaining targeted levels of productivity and efficiency in our existing and new distribution centers. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2012 and Form 10-Qs and 8-Ks for fiscal 2013.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2013 revenues of $10.2 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,146 locations in 33 states, the District of Columbia and Guam at fiscal 2013 year end. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 130 dd’s DISCOUNTS® in ten states at the end of fiscal 2013 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.
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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
	February 1,	February 2,	February 1,	February 2,
($000, except stores and per share data, unaudited)	2014	2013	2014	2013

Sales	$2,741,040	$2,760,646	$10,230,353	$9,721,065

Costs and Expenses
Costs of goods sold	1,992,101	1,993,661	7,360,924	7,011,428
Selling, general and administrative	401,345	390,003	1,526,366	1,437,886
Interest (income) expense, net	(129)	946	(247)	6,907
Total costs and expenses	2,393,317	2,384,610	8,887,043	8,456,221

Earnings before taxes	347,723	376,036	1,343,310	1,264,844
Provision for taxes on earnings	129,770	139,434	506,006	478,081
Net earnings	$217,953	$236,602	$837,304	$786,763

Earnings per share
Basic	$1.04	$1.09	$3.93	$3.59
Diluted	$1.02	$1.07	$3.88	$3.53

Weighted average shares outstanding (000)
Basic	210,293	216,936	212,881	219,130
Diluted	213,181	220,508	215,805	222,784

Dividends
Cash dividends declared per share	$0.17	$0.31	$0.51	$0.59

Stores open at end of period	1,276	1,199	1,276	1,199

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	February 1, 2014	February 2, 2013
Assets

Current Assets
Cash and cash equivalents	$423,168	$646,761
Short-term investments	12,006	1,087
Accounts receivable	62,612	59,617
Merchandise inventory	1,257,155	1,209,237
Prepaid expenses and other	101,991	94,318
Deferred income taxes	10,227	20,407
Total current assets	1,867,159	2,031,427

Property and equipment, net	1,875,299	1,493,284
Long-term investments	3,710	4,374
Other long-term assets	150,629	141,476
Total assets	$3,896,797	$3,670,561

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$779,455	$807,534
Accrued expenses and other	359,929	320,415
Accrued payroll and benefits	235,324	241,129
Income taxes payable	18,349	53,504
Total current liabilities	1,393,057	1,422,582

Long-term debt	150,000	150,000
Other long-term liabilities	287,567	246,815
Deferred income taxes	58,871	84,301

Commitments and contingencies

Stockholders’ Equity	2,007,302	1,766,863
Total liabilities and stockholders’ equity	$3,896,797	$3,670,561

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
($000, unaudited)	February 1, 2014	February 2, 2013

Cash Flows From Operating Activities
Net earnings	$837,304	$786,763
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	206,111	185,491
Stock-based compensation	46,847	48,952
Deferred income taxes	(15,250)	(39,028)
Tax benefit from equity issuance	27,661	29,989
Excess tax benefit from stock-based compensation	(26,906)	(29,103)
Change in assets and liabilities:
Merchandise inventory	(47,918)	(79,167)
Other current assets	(9,875)	(14,474)
Accounts payable	(4,104)	40,109
Other current liabilities	(18,562)	18,146
Other long-term, net	26,695	31,966
Net cash provided by operating activities	1,022,003	979,644

Cash Flows From Investing Activities
Additions to property and equipment	(550,515)	(424,434)
Increase in restricted cash and investments	(2,895)	(2,107)
Purchases of investments	(12,012)	(5,430)
Proceeds from investments	1,614	6,247
Net cash used in investing activities	(563,808)	(425,724)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	26,906	29,103
Issuance of common stock related to stock plans	19,075	19,043
Treasury stock purchased	(29,851)	(29,446)
Repurchase of common stock	(550,000)	(450,000)
Dividends paid	(147,918)	(125,694)
Net cash used in financing activities	(681,788)	(556,994)

Net decrease in cash and cash equivalents	(223,593)	(3,074)

Cash and cash equivalents:
Beginning of period	646,761	649,835
End of period	$423,168	$646,761